THE DEFINITIVE AGREEMENT FOR THE SHARE EXCHANGE ACQUISITION OF BRANCA RIBEIRO REPRESENTACOES LTD BY OMEGA COMMERCIAL FINANCE CORPORATION

THIS DEFINITIVE AGREEMENT FOR A SHARE EXCHANGE ACQUISITION (the "Agreement"), executed on *June 10, 2015 by* and among OMEGA COMMERCIAL FINANCE CORPORATION, a Wyoming corporation herein referenced as ("OMEGA"), and Branca Ribeiro Represntoacoes Ltd a Brazilian Limited Company located at Rio Grande do Norte St 1.164 Suite 602 Savassi City – Belo Horigonte State Mg Brazil referenced as ("BRR) referred to herein, and Rene Gomes De Sousa herein referenced as (the "Managing Member"). The current owner and Managing Member of Branca Ribeiro Representacoes Ltd along with ("OMEGA") are collectively referred to herein as the ("PARTIES").

RECITALS

Whereas: OMEGA upon signing of this agreement shall initiate a share exchange transaction pursuant to which OMEGA will exchange Ten Million Shares (10,000,000) of Omega Commercial Finance Corporation's *restricted Series NYSE Secured Convertible Preferred stock at a par value of $7.86 per share giving the shares a face value of Seventy-Eight Million Six Hundred Thousand Dollars ($78,600,000)* of which will enable OMEGA to acquire 20% ownership of BRR and of its owned companies as noted hereinafter. (*Please Reference Exhibit A the Series NYSE Share Designation*)

Whereas: BRR is a forest land and timber holdings with current and planned operations on such a scale that rank it among the largest privately held forest land-banks and timber or wood producers in all of Brazil. Current saleable wood productions is approximately 115 thousand cubic meters per annum, which generates sales of approximately $81 million (USD) at current market prices. Moreover, this represents only a fraction of the production capacity available from BRR's significant forest land bank. In addition, current operations also includes thermal electric power generation of about 15 thousand megawatts per year which presently generates about $23 million per year of additional revenue for the company. Therefore, total current operating revenue is approximately $104 million and the current operating gross profit is about $63 million with a 20% profit margin. The current appraised value of all these of BRR assets is estimated to total $393,482,665.

Whereas: OMEGA trades under the ticker symbol ***(OTCPINK: OCFN)*** and is a publicly traded and diversified financial holding company with its principal place of business in the United States. Its focus is primarily on originating, investing in, acquiring and managing senior performing or nonperforming commercial real estate mortgage loans, commercial mortgage-backed securities, commercial real estate corporate debt and loans, and other commercial real estate related investments in the U.S. Additional competencies include underwriting and originating of structured financing programs, all of which are secured by commercial real estate or other types of related or similar assets or equity interests. Regardless of the type of loan, OMEGA's lending objective is to generate consistent revenue from interest income and origination fees from these structured financing programs. OMEGA is an organization positioned to meet the demands of the financing capital markets.

Whereas. The closing date shall occur upon the escrow agent receiving (i) OMEGA's certificate for Ten Million (10,000,000) restricted shares of Series NYSE Convertible Preferred stock with a par value of $7.86 per share equal to Seventy-Eight Million Six Hundred Thousand Dollars ($78,600,000) (ii) the stock membership unit certificate(s) representing a 20% ownership stake of BRR and (iii) the definitive agreement fully executed by both parties ("Closing Date.").

Whereas: The Share Exchange shall become effective immediately upon BRR submitting the holding company's asset's two most recent consecutive financial statements, tax returns , and an current and or updated appraised value of the assets, inclusive of all due diligence documents referenced in Exhibit-B (the "Effective Date").

Whereas: The Board of Directors of OMEGA and BRR including Rene Gomes De Sousa have each approved the proposed transaction.

Whereas: The Managing Member is the owner of all of the issued and outstanding membership units, and or majority ownership interest of BRR.

Whereas: The PARTIES, in consideration of the terms and conditions of this AGREEMENT, shall make certain representations, warranties and agreements in connection with the completion of this AGREEMENT.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the PARTIES hereby agree as follows:

ARTICLE I
THE EXCHANGE

1.1 **The Exchange.** On the Effective Date the escrow agent shall release to BRR, Ten Million Shares (10,000,000) of restricted Series NYSE Convertible Preferred Stock with a Par Value at $7.86 per share (as hereinafter defined). In consideration thereof, OMEGA shall own 20% of BRR's outstanding and issued membership units.

1.2 **The Escrow Agent:** Dale S. Bergman, Partner of Gutiérrez Bergman Boulris, P.L.L.C. located at 100 Almeria Avenue, Suite 340 Coral Gables, Florida 33134 (the "escrow agent") herein designated as the escrow agent. ***(Please reference the escrow agreement attached hereto and incorporated herein as Exhibit A-1)***

1.3 **Purchase Price of Holding Company's Stock:** The Purchase Price for 20% of the issued and outstanding stock of BRR is *Seventy-Eight Million Six Hundred Thousand Dollars* ($78,600,000) of which shall be paid in the form of Omega Commercial Finance restricted Series NYSE Convertible Preferred Stock and deposited with the escrow agent attached hereof as Exhibit "C".

1.4 **The Closing Date**: This closing shall occur on or before June 10, 2015 at the office location of Omega Capital Street located at 501 Brickell Key Dr, Suite 104, Miami, FL 33131. The closing shall be accomplished by mail and telephone. On the Closing Date, a $78,600,000 consideration (the "Purchase Price") described herein shall occur immediately upon signing of this agreement twenty percent (20%) of BRR's issued and outstanding stock shall be acquired by OMEGA in consideration OMEGA shall issue 1,000,000 Series NYSE Convertible Preferred Stock with a par value of $7.86/per share equal to Seventy-Eight Million Six Hundred Thousand Dollars ($78,600,000)

1.5 **The Effective Date.** The Share Exchange & Acquisition Agreement shall become "Effective" immediately upon BRR submitting the holding company's asset's two most recent consecutive years' PCAOB financial statements and audit, a Broker Price Opinion and/or MAI Appraisals per property/note, inclusive of all due diligence documents referenced in Exhibit-B to OMEGA and verified to the escrow agent. Consequently, the escrow agent shall release to BRR the aforementioned restricted Series NYSE Convertible Preferred Shares and 20% of the issued and outstanding stock of BRR shall be released to OMEGA.

1.6 **20% Ownership Interest.** On the Effective Date, BRR shall receive Ten Million (10,000,000) restricted NYSE Series Convertible Preferred Shares with a par value of $7.86 per share from OMEGA, and BRR in consideration therefore shall deliver 20% of the issued and outstanding common stock to OMEGA representing 20% ownership of BRR and its owned companies valued at Three ***Hundred and Ninety Three Million Four Hundred and Eighty-Two Thousand Six Hundred and Sixty Five Dollars ($393,482,665).*** Immediately following the completion of the share exchange transaction through the issuance of the Exchange Shares, OMEGA shall have a total of approximately 10,3240,00 shares of various preferred stock issued and outstanding. For Federal income tax purposes, it is intended that the share transfer and Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Prior to closing, no interest in BRR or in any part thereof shall be deemed to have taken place. In addition, prior to closing, Omega shall have no right to pledge, mortgage, hypothecate or otherwise encumber all or any ownership interest in BRR.

1.7 BRR Financial Statements and Asset Valuation Covenant. BRR shall be required prior to the Effective Date herein to supply OMEGA with the most certified appraisals of the asset and the most recent two years of tax returns, balance sheet, and income statement; no more than 90 days from the Closing Date.

1.8 Put Option Clause: BRR has the sole right to "Put" (i.e. sell) the Ten Million (10,000,000) restricted shares of Series NYSE Convertible Preferred Stock to OMEGA for a cash consideration of $14.60 per share or ($78,600,000 only upon 90-days pursuant to an effective date and approval for trading on the NYSE or NASDAQ.

1.9 Back-Out Clause: In the event OMEGA does not receive an approval notice from either the New York Stock Exchange or NASDAQ within 180 days from this transaction's effective date, BRR at it's sole and absolute discretion can terminate the Definitive Agreement for a One Dollar ($1.00) consideration and upon the return to OMEGA of its ten million (10,000,000) restricted shares of Series NYSE Convertible Preferred Stock, BRR shall receive 20% of its issued and outstanding stock reimbursed back to the designated principals. (Also please reference the "Termination" section noted below herein)

1.10 Binding Agreement. This Agreement constitutes a binding agreement or a final and definitive agreement as accepted by BRR and OMEGA and has been negotiated, fully executed, and delivered by both parties.

1.11Asset Evaluation Adjustment Covenant Clause: Upon the final review by accountant of Omega, in the event the assets of BRR are determined to be at a higher value or conversely at a lower value than Seventy-Eight Million Six Hundred Thousand Dollars ($78,600,000) all Parties agree to adjust all corresponding sections listed herein Article-I "The Exchange" accordingly to reflect the determined value as such.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of OMEGA. OMEGA represents and warrants to the MANAGING MEMBER the following:

(a) Organization, Standing and Power. OMEGA is a corporation duly organized, validly existing and in good standing under the laws of the state of Wyoming, is a listed company on the OTCPINK of United States of America, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary as well as full power and authority to execute, deliver, and perform this agreement. This agreement represents the legal, valid, and binding obligations of such representing party enforceable in accordance with its respective terms.

(b) Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of OMEGA consists of unlimited shares of Common Stock with a par value of $0.01 per share, of which 1,530,486,858 shares are currently issued and outstanding, and unlimited authorized shares of Preferred stock , of which 1,450,000 shares are currently issued and outstanding. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of OMEGA approving such issuance, validly issued, fully paid and non-assessable, and not subject to preemptive rights. Except as otherwise specified herein, as of the date of the execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from OMEGA at any time, or upon the happening of any stated event, any shares of the capital stock of OMEGA whether or not presently issued or outstanding.

(c) Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of OMEGA will be delivered to BRR, prior to the Closing Date, and will be certified as true, correct and complete copies thereof. The minute book of OMEGA, which will be made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the SHAREHOLDER's of

OMEGA since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d) Authority. OMEGA has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OMEGA. No other corporate or SHAREHOLDER proceedings on the part of OMEGA are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e) Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby, will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of OMEGA or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OMEGA which violation would have a material adverse effect on OMEGA taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to OMEGA in connection with the execution and delivery of this Agreement by OMEGA or the consummation by OMEGA of the transactions contemplated hereby.

(f) Books and Records. OMEGA will make available for inspection, prior to the Closing Date, by MANAGING MEMBER upon reasonable request all the books of OMEGA relating to the business of OMEGA. Such books of OMEGA have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to MANAGING MEMBER by OMEGA are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g) Compliance with Laws. OMEGA is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(h) SEC Filings. Omega's predecessor company filed a registration statement with the SEC under the Securities Act of 1934. Thereafter, Omega's predecessor company or OMEGA has filed all periodic reports required to be filed with the Securities Exchange Commission and, as of the date hereof, is current in its filing obligations.

(i) Financial Statements and Tax Returns. Copies of OMEGA's audited financial statements for the fiscal year ended December 31, 2014 which can be obtained by BRR on the SEC website.

(j) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of OMEGA, threatened against or affecting OMEGA, or its Management or Officers, which is reasonably likely to have a material adverse effect on OMEGA, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against OMEGA having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k) Tax Returns. OMEGA has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon OMEGA.

2.2 Representations and Warranties of BRR. BRR represents and warrants to OMEGA as follows:

(a) Organization, Standing and Power. BRR is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

G.O

(b) Capital Structure. The authorized capital stock of BRR consists of common stock units, all of which are held by the Managing Member. All of the issued and common stock of BRR were issued in compliance with all applicable securities laws, as applicable. Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from BRR at any time, or upon the happening of any stated event, any membership interests in the capital stock, or equity, of BRR.

(c) Certificate of Incorporation, Bylaws and Minute Books. The copies of the formation documents, including the Articles of Incorporation or equivalent and the other corporate documents of BRR are true, correct and complete copies thereof. The minute books or equivalent of BRR which are available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the SHAREHOLDER of BRR since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d) Authority. MANAGING MEMBER has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or SHAREHOLDER proceedings on the part of MANAGING MEMBER are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e) Conflict with Agreements; Approvals. Except as disclosed by BRR, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of BRR or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BRR or its properties or assets except for consent necessary for an accounting and navigating system. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to BRR in connection with the execution and delivery of this Agreement by MANAGING MEMBER , or the consummation by MANAGING MEMBER of the transactions contemplated hereby.

(f) Financial Statements. A copy of BRR's most recent two consecutive years PCAOB certified financial statement and audit completed of the holding company's assets, plus one Broker Price Opinion and/or MAI Appraisal per property/note that are dated no more than 90 days from the Closing Date

(g) Books and Records. BRR has made or will make available for inspection by OMEGA upon reasonable request all the books of account, relating to the business of BRR. Such books of account of BRR have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to OMEGA by BRR are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h) Compliance with Laws. BRR is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(i) Liabilities and Obligations. BRR has no material liabilities or obligations absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the BRR's financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j) Indemnification BRR shall indemnify and hold harmless OMEGA from and against any claims, damages, losses, costs, or expenses including reasonable attorneys fees that arise after the date of the closing with the exception of those stemming from or a result of but not limited to BRR activities, transactions, and all other business related manifestations occurring prior to the closing date.

(k) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of BRR threatened against or affecting BRR, or it's Management or Officers, which is reasonably likely to have a material adverse effect on BRR, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BRR having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(l) Taxes. BRR has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and BRR has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. BRR knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(m) Licenses, Permits; Intellectual Property. BRR owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(n) Current Employees & Staff. (BRR) agrees to a seven-year NON-Compete Clause that is effective immediately upon the effectiveness date of this agreement, which shall prevent Rene Gomes De Sousa and/or affiliates, partners, associates, and or others from contacting or hiring OMEGA's current agents, management, staff etc., registered brokers.

2.3 Representations and Warranties of the SHAREHOLDER . By execution of this Agreement, each of the MANAGING MEMBERS represents and warrants to OMEGA as follows:

(a) Shares Free and Clear. The membership units of BRR which **Rene Gomes De Sousa** owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b) Unqualified Right to Transfer Shares. Rene Gomes De Sousa , CEO has the unqualified right to sell, assign, and deliver the membership units of BRR specified herein and, upon consummation of the transactions contemplated by this Agreement, OMEGA will acquire good and valid title to such membership units, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c) Agreement and Transaction Duly Authorized. Rene Gomes De Sousa, CEO is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such MANAGING MEMBER is a party or by which such MANAGING MEMBER is bound.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1 Covenants of BRR and OMEGA. During the period from the date of this Agreement and continuing until the Closing Date, BRR and OMEGA each agree as to themselves (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a) Ordinary Course. Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b) Dividends; Changes in Stock. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c) Issuance of Securities. No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d) Governing Documents. No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e) No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f) **Indebtedness.** No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice unless authorized by this Agreement or written consent of the parties.

3.2 **Other Actions.** No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV
ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1 **Restricted OMEGA Shares.** The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute "offshore transactions" as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption there from. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing Date an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2 **Access to Information.** Upon reasonable notice, OMEGA and BRR shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of OMEGA and BRR shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request, as applicable. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 **Legal Conditions to Exchange.** Each of OMEGA and BRR shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by OMEGA or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4 **Current Business of OMEGA.** OMEGA shall continue to operate its business following the Closing of the Share Exchange Agreement, and BRR shall continue to operate as a wholly owned subsidiary of OMEGA. Such matters include, inter alia, all business and business contracts, tenancy agreements, employment contracts, rights and obligations (other than those specifically described in this Agreement) and/or other liabilities of whatsoever kind.

ARTICLE V
CONDITIONS PRECEDENT

5.1 **Conditions to Each Party's Obligation to Effect the Exchange.** The respective obligations of each party to effect the Exchange shall be conditional upon receipt by each Parties shares plus the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2 Conditions to Obligations of OMEGA. The obligation of OMEGA to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by OMEGA:

(a) Representations and Warranties. The representations and warranties of BRR and of the MANAGING MEMBER set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and OMEGA shall have received a certificate signed on behalf of BRR by the Director and CEO of BRR and a certificate signed by the MANAGING MEMBER to such effect.

(b) Performance of Obligations of BRR. BRR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and OMEGA shall have received a certificate signed on behalf of BRR by its Director to such effect.

(c) Closing Documents. OMEGA shall have received such certificates and other closing documents as counsel for OMEGA shall reasonably request.

(d) No Dissenting Shares. MANAGING MEMBER, holding 100% of the issued and outstanding common stock of number of shares of common stock of BRR shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e) Consents. BRR shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of OMEGA, individually or in the aggregate, have a material adverse effect on BRR and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. BRR shall also have received the approval of its SHAREHOLDER s in accordance with applicable law.

(f) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of OMEGA, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against BRR, the consequences of which, in the reasonable judgment of OMEGA, could be materially adverse to BRR.

5.3 Conditions to Obligations of BRR. The obligation of BRR to effect the Exchange is subject to the satisfaction of the following conditions unless waived by BRR.

(a) Representations and Warranties. The representations and warranties of OMEGA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, BRR shall have received a certificate signed on behalf of OMEGA by its President to such effect.

(b) Performance of Obligations of OMEGA. OMEGA shall have performed in all material respects all obligations required to be performed by it under this Agreement, particularly Article I, at or prior to the Closing Date, and BRR shall have received a certificate signed on behalf of OMEGA by the President to such effect.

(c) Closing Documents. BRR shall have received such certificates and other closing documents as counsel for BRR shall reasonably request.

(d) Consents. OMEGA shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of BRR, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against OMEGA the consequences of which, in the reasonable judgment of BRR, could be materially adverse to OMEGA.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1 Termination. This Agreement may be terminated at any time prior to the Effective Date:

(a) by mutual consent of OMEGA, BRR and the MANAGING MEMBER;

(b) by either OMEGA, BRR, or the MANAGING MEMBER if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c) by OMEGA at it sole discretion or MANAGING MEMBER at its sole discretion by summiting a formal termination notice to the Escrow Agent.

(d) In the event OMEGA does not achieve an up listing to the NYSE within six (6) months pursuant to the Effective Date herein, and for a one ($1.00) dollar consideration and upon the return to OMEGA of its ten million (10,000,000) restricted shares of Series NYSE Convertible Preferred Stock to OMEGA, BRR shall receive 20% of its issued and outstanding stock reimbursed immediately.

6.2 Effect of Termination. In the event of termination of this Agreement by any of the parties hereto as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3 Amendment. This Agreement may be amended by mutual agreement of the parties hereto, provided that in the case of OMEGA and BRR, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective SHAREHOLDER . Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
GENERAL PROVISIONS

7.1 Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of three years from the date of this Agreement.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to: Omega Commercial Finance Corporation

Jon S. Cummings IV, Chairman/President
Omega Commercial Finance Corporation.
1000 5th Street, Suite 200
Miami Beach, Florida 3313

(b) If to the MANAGING MEMBERS

Rene Gomes De Sousa , CEO
Branca Ribeiro Representacões
Rio Grande do Norte St 1.164 Suite 602
Savassi City – Belo Horigonte State Mg Brazil

(c) If to: The Escrow Agent
Gutiérrez Bergman Boulris, P.L.L.C.
100 Almeria Avenue, Suite 340
Coral Gables, Florida 33134

G.P

7.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become binding and effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to principles or conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Florida State or any federal court in the State of Florida in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8 Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above. (Please refer to the signed page)

Omega Commercial Finance Corporation
1000 5th Street Suite 200
Miami Beach, FL 33130

/s/

Eran Danino, President *Date 05/10/2015*

Branca Ribeiro Representacoes Ltd
Rio Grande do Norte St 1.164 Suite 602
Savassi City – Belo Horigonte, State Mg Brazil

/s/

Rene Gomes De Sousa, CEO *Date 05/10/2015*